EXHIBIT 99.1

rVue Holdings, Inc. Announces
2011 Third Quarter Update

Ft. Lauderdale, FL., November 11, 2011/PRNewswire-FirstCall/ -- rVue Holdings, Inc. (OTCBB: RVUE) announced today its financial results for the third quarter of 2011, ended September 30, 2011.

Operational Highlights:

•
Launched rVue Direct, providing Digital Out-of-Home (DOOH) network partners a range of interactive content, including direct response products, public service announcements and real-time, location-based coupons and featured offers.

•	Entered into a strategic relationship with Donovan Data Systems (DDS) to provide DOOH advertising campaign targeting, planning, buying, managing, analyzing and billing to agencies.

•	Entered into strategic partnership with Billups Worldwide, a premier out-of-home (OOH) media service company.

•
Formalizing strategic partnerships with numerous data providers and media research firms to provide rVue clients with best of breed intelligence and analysis when leveraging Digital Out-of-Home (DOOH).

Increased the operational reach of the rVue platform to 166 DOOH networks controlling 751,440 digital screens in the third quarter of 2011, up from 156 networks controlling 559,862 screens in the prior quarter, and up from 148 networks controlling 549,734 “In the third quarter of 2011, rVue continued to build on a foundation for profitable future growth as we transitioned the company from a pure technology company to an advertising technology and full service strategic media services company to take advantage of the tremendous potential we see in our marketplace,” said Jason Kates, CEO and President of rVue. “We've deepened the breadth of our offerings, completed strategic technology integrations with leaders in the advertising and media industries, experienced an increase in the number of media plans being made and have significantly grown our base of network partners. Our goal remains steadfast to become the world’s leading ad exchange and digital distribution platform for Digital Out-Of-Home advertising media.”

Third Quarter 2011 Financial Details:

Third quarter 2011 revenue was $117,399, compared to $156,936 in the prior year’s third quarter. The decline was due to both the discontinuance of foreign licensing activities in October 2010 and a decline in network revenue. Selling, general and administrative expense was $767,613 in the third quarter of 2011, compared to $934,167 in the prior year’s third quarter, a decline of 17.8%.  Net loss for the third quarter of 2011 was ($906,052) compared to a net loss of ($852,402) in the 2010 third quarter.  Basic and diluted loss per share was ($0.02) in the third quarter of 2011 compared to ($0.03) in the 2010 third quarter.

Third Quarter 2011 Business Details:

In August 2011, rVue launched rVue Direct, introducing multiple revenue share and content options to its DOOH partners across the U.S. rVue developed an online Content Hub portal in which rVue’s DOOH network partners can login and select interactive content with toll free 800 numbers and embedded, machine readable Quick Response (QR) codes to entice consumers to purchase the advertised product or service in real time.

In September 2011, rVue integrated the rVue demand side platform (DSP) with DDS to provide DOOH campaign targeting, planning, buying, managing, analyzing and billing to agencies through access to rVue’s media planning and real-time buying tools. rVue’s DSP plugs directly into the DDS platform for digital campaign management.

In September 2011, rVue entered into a strategic partnership with Billups Worldwide to integrate the rVue DSP into the Billups Out-of-Home Management Application (BOOHMA) technology solution. The rVue DSP will serve as the effective front-end of the BOOHMA software platform for major advertising agencies to connect to the rVue DOOH trading desk and its underlying digital signage advertising inventory.

Corporate Activities:

In the third quarter of 2011, rVue retained the services of Noble Financial Capital Markets to help rVue increase market awareness in the investor community. Noble is now a market maker in rVue’s stock, and it is providing strategic consulting to help unlock shareholder value. Noble will also help rVue form joint ventures or other transactions to accelerate the rVue business plan.

Conference Call Information:

A conference call and live webcast will take place at 10:00 a.m. Eastern Time, on Friday, November 11, 2011. Anyone interested in participating should call (877) 941-1427 if calling within the United States or (480) 629-9664 if calling internationally. There will be a playback available until November 18, 2011. To listen to the playback, please call (877) 870-5176 if calling within the United States or (858) 384-5517 if calling internationally. Please use pin number 4485197 for the replay.

The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=00008F2B.

About rVue:

rVue Holdings, Inc., through its wholly owned subsidiary, rVue, Inc., is an advertising technology company which has developed and operates an integrated advertising exchange and digital distribution platform for the DOOH industry. Through the rVue platform, advertisers have the ability to deliver 239 million DOOH daily impressions. rVue's technology is designed to empower its network and advertising partners with intelligent and scalable solutions that provide ROI and accelerate the adoption of rich digital media. For more information, please visit www.rvue.com.

Forward Looking Statements:

This press release contains "forward looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company's current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company's control, and could cause the Company's results to differ materially from those described.  The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise.  We have based these forward looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Important factors that could cause such differences include, but are not limited to, the Risk Factors and other information set forth in the Company's Annual Report on Form 10-K filed on March 1, 2011 and in our other filings with the Securities and Exchange Commission.

CONTACT INFORMATION:

Business and Press Inquiries:
Dawn Rahicki
Chief Marketing Officer
rVue, Inc.
connect@rVue.com
954.356.5442

Investor Inquiries:
Brett Maas
Hayden IR
brett@haydenir.com
646.536.7331

David Fore
Hayden IR
dave@haydenir.com
206.395.2711

rVUE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$350,692	$2,334,121
Accounts receivable, net of allowance for doubtful accounts of $37,651 as of December 31, 2010	30,318	24,867
Prepaid expenses	215,468	38,461
Due from Argo Digital Solutions, Inc.	-	172,012
Total current assets	596,478	2,569,461
Property and equipment, net	54,971	25,972
Software development costs	247,164	380,054
Deposits	17,488	13,510
	$916,101	$2,988,997

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$108,640	$70,493
Accrued expenses	389,808	227,600
Deferred revenue	31,975	31,975
Total current liabilities	530,423	330,068

Commitments and contingencies (Note 7)

Stockholders' equity:
Preferred stock, $0.001 par value per share; 10,000,000 shares authorized;
none issued or outstanding	-	-
Common stock, $0.001 par value per share; 140,000,000 shares authorized at
September 30, 2011 and December 31, 2010; 37,343,725 and 37,273,725 issued and outstanding at September 30, 2011 and December 31, 2010	37,344	37,274
Additional paid-in capital	5,337,702	4,782,267
Accumulated deficit	(4,989,368)	(2,160,612)
Total stockholders' equity	385,678	2,658,929
	$916,101	$2,988,997

rVUE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
rVue advertising revenue	$2,152	$3,257	$126,595	$3,257
Network	115,247	129,504	335,746	399,692
License	-	24,175	-	58,312
	117,399	156,936	462,341	461,261
Costs and expenses
Cost of revenue	46,396	44,422	195,882	120,143
Selling, general and administrative expenses	767,613	934,167	2,579,642	1,544,395
Depreciation and amortization	209,781	35,784	519,174	85,996
Interest income	(339)	(5,824)	(3,601)	(5,884)
Interest expense	-	789	-	65,815
	1,023,451	1,009,338	3,291,097	1,810,465
Loss before provision for income taxes	(906,052)	(852,402)	(2,828,756)	(1,349,204)
Provision for income taxes	-	-	-	-
Net loss	$(906,052)	$(852,402)	$(2,828,756)	$(1,349,204)
Net loss per common share - basic and diluted	$(0.02)	$(0.03)	$(0.08)	$(0.08)
Shares used in computing net loss per share:
Basic and diluted	37,297,312	24,485,687	37,281,587	17,781,452

rVUE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	For the Nine Months
	Ended September 30,
	2011	2010
Operating activities
Net loss	$(2,828,756)	$(1,349,204)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	519,174	85,996
Stock-based compensation expense	299,545	131,067
Common stock issued for services	14,000	180,000
Warrants issued for services	241,960	-
Bridge loan interest	-	64,746
Changes in operating assets and liabilities:
Accounts receivable	(5,451)	(34,187)
Prepaid expenses	(177,007)	(44,500)
Accounts payable	42,016	102,611
Accrued expenses	158,339	202,045
Deferred revenue	-	3,004
Cash used in operating activities	(1,736,180)	(658,422)
Investing activities
Payments for property, equipment and capitalized software development	(415,283)	(158,224)
Repayments by (advances to) Argo Digital Solutions, Inc.	172,012	(167,048)
Change in deposits	(3,978)	(13,510)
Cash used in investing activities	(247,249)	(338,782)
Financing activities
Proceeds from the issuance of common stock	-	1,478,533
Investment subscription received	-	150,000
Repayment of capital lease obligations	-	(5,784)
Cash provided by financing activities	-	1,622,749
Increase (decrease) in cash and cash equivalents	(1,983,429)	625,545
Cash and cash equivalents, beginning of period	2,334,121	117
Cash and cash equivalents, end of period	$350,692	$625,662